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                                                                   EXHIBIT 10.9

                               LICENSING AGREEMENT


                  This Licensing Agreement (this "AGREEMENT") is entered into as of April 18, 2000 (the "EFFECTIVE DATE") by and between DigitalConvergence.:com Inc., a Delaware corporation with offices at 55 East 52nd Street, New York, New York 10055 ("DCCI"), and National Broadcasting Company, Inc., a Delaware corporation having its principal place of business at 30 Rockefeller Plaza, New York, NY 10112 ("NBC") (collectively, the "PARTIES").

                  WHEREAS, DCCI has created technology to allow personal computers of television viewers to be directed to specific websites as effected by an encoded cue embedded in a television audio signal;

                  WHEREAS, NBC creates, broadcasts and transmits television programs;

                  WHEREAS, NBC wishes to use DCCI's television/website technology and DCCI desires NBC to use such technology;

                  NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration received and to be received under this Agreement, the sufficiency of which is acknowledged by the parties, the parties agree to the following:

1.       DEFINITIONS.

                  1.1 "AFFILIATE" means any Person that is directly or indirectly, through one or more intermediaries, Controlled by or under common Control with a Party. For purposes of this definition, "CONTROL" shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a Person, whether through ownership of voting securities, by contract or otherwise.

                  1.2 "CABLE PRIME TIME" means 9:00 a.m. through 4:00 p.m., local time, or some other range of hours mutually agreed upon between the parties.

                  1.3 ":CAT SCANNER" means a DCCI proprietary bar code scanning pen for use with the :CRQ Software.

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                  1.4      "COMMERCIAL :CUE" means a :Cue created by DCCI at
the request of NBC and run in a commercial spot, sponsored announcement or otherwise where the Linked Website of the :Cue relates primarily to any commercial service or product (i.e., as opposed to relating to informational content or specific promotions of NBC programs).

                  1.5 "CONTENT :CUE" means a :Cue created by DCCI at the request of NBC and run in a television program where the Linked Website of the :Cue relates primarily to the creative or editorial content of the program and (except as provided in Section 6.1(a)) where no payment or other consideration is received. All Content :Cues must link to non-commercial, content-oriented Linked Websites in order to be deemed Content :Cues, and such content-oriented Linked Websites may not automatically redirect viewers to commercial-oriented websites.

                  1.6 ":CRQ :CUE TECHNOLOGY" means DCCI's proprietary software, hardware or other technology, and any Intellectual Property related thereto, used to transmit :Cues in a television signal and to allow personal computers programmed with the :CRQ Software to automatically access or be directed to Linked Websites (including, without limitation, the :CRQ Software, the Encoding Hardware, the :Cue Audio Component and the :Cue Visual Service
Mark).

                  1.7 ":CRQ SOFTWARE" means DCCI's proprietary software, available to consumers via disk, CD-ROM, download over the Internet or via such other means as DCCI shall determine, and that, when installed on a personal computer, will allow a television viewer or a user of a :Cat Scanner user to automatically access or be directed to a Linked Website or data file in response to receipt of a :Cue or data from a :Cat Scanner.

                  1.8 ":CRQ SOFTWARE/NBC USER DATA" means (i) any and all data and information collected during the process through which viewers register to use the :CRQ Software (e.g., name, e-mail address, address, sex, age, etc.), as well as (ii) any and all data, information and content relating to NBC :Cues (but not the look, feel or presentation of such content) concerning :CRQ Software users collected by or on behalf of DCCI during the Term; provided in the case of all of the foregoing: (A) such users have downloaded the :CRQ Software directly from NBC-Related Websites and registered through use thereof, and (B) such users have not opted out of sharing such data with NBC (e.g., by affirmatively "un-checking" a pre-checked opt-out box stating that the user agrees to permit such sharing of data).


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                  1.9      ":CUE/NBC USER DATA" means any and all data and
information collected during the registration process (e.g., name, e-mail address, address, sex, etc.), as well as any and all data, information and content related to NBC :Cues (but not the look, feel or presentation of such content) collected by or on behalf o f DCCI during the Term concerning :CRQ Software users who have received a :Cue broadcast or transmitted by an NBC :Cue User and accessed a Linked Website via such :Cue.

                  1.10 ":CUE" means the simultaneous broadcast or transmission to the public of the :Cue Visual Service Mark and the :Cue Audio Component, which broadcast or transmission can remotely enable a television viewer's personal computer programmed with the :CRQ Software and access the World Wide Web to link automatically with a designated Linked Website.

                  1.11 ":CUE AUDIO COMPONENT" means a brief audio tone (the "SCREECH") in which encoded information is embedded to direct the :CRQ Software to a designated Linked Website which is played by a television speaker. The Screech shall be accompanied by a sound(s) or musical phrase that is mutually chosen by DCCI and NBC (the "AUDIO SERVICE MARK") that is played by a television speaker at the minimum volume required to guarantee the operation of the :CRQ :Cue Technology; provided, that the volume of the Screech and the Audio Service Mark shall always be identical and shall never exceed fifty-two (52) decibels; provided, further, that if NBC and DCCI are unable to agree upon the specific sound(s) or musical phrase to be used, then a single musical note selected by DCCI shall be used. The :Cue Audio Component will always be broadcast or transmitted simultaneously with the :Cue Visual Service Mark. The :Cue Audio Component will be furnished by DCCI at the request of NBC from DCCI's server in accordance with the terms of this Agreement.

                  1.12 ":CUE REPORT" means a list of all NBC :Cues run during each calendar month during the Term period, including at least an identification of the type of :Cue run, the originating broadcast Network, Cable Network or Station, and the date and time when the applicable :Cue ran.

                  1.13 ":CUE VISUAL SERVICE MARK" means the animated version of DCCI's service mark (i.e., an inverse bass-clef or such other service mark as DCCI shall determine) as furnished by DCCI to NBC that will give television viewers a visual cue that the :Cue is being transmitted; provided, that the animation of the :Cue shall be substantially similar to that demonstrated to NBC's technical staff on or before the Effective Date. The :Cue Visual Service Mark shall appear (underscan and small screen title safe) in the lower right quadrant of the television or monitor viewing area, shall appear in a size that is (a) 40 pixels from left to right and (b) 32


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lines from top to bottom on a conventional television set, and which :Cue
Visual Service Mark shall always appear in its entirety. The :Cue Visual Service Mark shall always be broadcast or transmitted simultaneously with the :Cue Audio Component. The Visual Service Mark will be furnished to NBC by DCCI in the form of a graphics element prior to the commencement of the Term.

                  1.14 "DCCI ICON" means the DCCI icon or button or other graphic element in the form of the :Cue Visual Service Mark, and accompanying explanatory text to be mutually agreed by the Parties (with NBC not to unreasonably withhold or delay its agreement thereto), appearing on NBC-Related Sites which, when activated by a computer user, will allow the user to download the :CRQ Software and which DCCI Icon will be readily legible to the average user.

                  1.15 "DCCI MARKS" means the trademarks, trade names, service marks, logos, domain names and other indicia owned or controlled by or licensed by DCCI or any Affiliate relating to DCCI or any Affiliate which are specified on Exhibit 1.15 attached hereto.

                  1.16 "DCCI'S VIRTUAL NETWORK" means the border controlled by DCCI surrounding Linked Websites accessed via the :CRQ Software and consisting of (i) a vertical bar on the side of the computer screen or monitor ("Third Party Banner Bar"), and (ii) a horizontal bar on the bottom side of the computer screen or monitor ("Category Tab Bar"). Unless modified by the viewer, the maximum width of the Third Party Banner Bar will be 100 pixels and the maximum height of the Category Tab Bar will be 60 pixels. The Third Party Banner Bar and Category Tab Bar will be dynamic (i.e., their size, color and other characteristics will be adjusted depending on the Linked
Site), but the icons and text contained on each bar will be readily legible to the average user and the DCCI Virtual Network will be designed and delivered to the user containing HTML Size 1 links.

                  1.17 "ENCODING HARDWARE" means DCCI's proprietary hardware that DCCI will furnish NBC prior to commencement of the Term for NBC's use during the Term, subject to the terms and conditions of this Agreement, which Encoding Hardware will allow NBC to insert :Cues into live programming.

                  1.18 "INTELLECTUAL PROPERTY" means all patents and patent applications, trademarks, service marks, and trademark or service mark registrations and applications, trade names, Internet domain names, logos, designs, interfaces, look-and-feels, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing; copyrights, copyright registrations, renewals and applications for copyrights; software and technology.


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                  1.19     "LAUNCH DATE" means the later of (i) September 1,
2000, or (ii) the date on which a package of the :CRQ Software and :Cat Scanner is distributed to at least five (5) million persons and at least five
(5) million persons have loaded or downloaded the :CRQ Software and registered through the use thereof.

                  1.20 "LINKED WEBSITE" means the web site address (or other address acceptable to DCCI) furnished by NBC to DCCI in connection with each :Cue requested by NBC. DCCI shall enable, and NBC shall maintain, links from :Cues transmitted by NBC during the Term to associated Linked Websites for one hundred eighty (180) days from the first telecast of the :Cue (and NBC shall notify DCCI of such dates within thirty (30) days of the telecast), subject to the terms and conditions set forth in this Agreement; provided, that this 180 day period shall not be abridged with respect to any particular :Cue by any expiration of this Agreement or termination by NBC of this Agreement. During the Term, after the aforementioned 180-day period when an NBC :Cue is no longer in use, DCCI shall try to recycle such :Cues back to NBC when NBC requests a :Cue from DCCI; and during the Term (and for particular :Cues during the aforementioned 180-day period to the extent they may extend beyond the Term) shall try not to assign such :Cues to third parties. After the 180-day period, DCCI may terminate links to NBC-Related Websites and/or other Linked Websites, and/or insert a message to be displayed to viewers activating a :Cue created during the Term notifying them that the :Cue is no longer available.

                  1.21 "MARKET" means the Designated Market Area ("DMA") for an NBC Station as defined by Nielsen Media Research, Inc.

                  1.22 "NBC :CUE USER" means each of the NBC Network, NBC Stations and NBC Cable Networks, and other entities which DCCI may approve in writing.

                  1.23     "NBC CABLE NETWORKS" means the NBC
owned-and-operated cable services or channels set forth in Exhibit 1.23 hereto that transmit television programs over cable or via satellite, and the Paxson network; provided that any such service or channel not listed on Exhibit 1.23 may be added to this Agreement only if it does not put DCCI in default of a third party agreement or otherwise expose DCCI to any third party liability.

                  1.24 "NBC CONTROLLED LINKED WEBSITES" mean the Linked Websites owned and operated by Persons that are Controlled by NBC, including without limitation, the websites of CNBC.Com and all NBC Station Websites.


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                  1.25     "NBC LINKS" means any NBC Marks, icons, buttons or
other graphic elements that, when activated by a computer user, link such user to specific pages on NBC-Related Websites.

                  1.26 "NBC MARKS" means the trademarks, trade names, service marks, logos, domain names and other indicia owned, controlled by or licensed by NBC or any Affiliate relating to NBC or any Affiliate which are specified on Exhibit 1.26 hereto.

                  1.27     "NBC NETWORK" means the NBC television network.

                  1.28 "NBC STATIONS" means the NBC owned-and-operated local over-the-air broadcast television stations set forth in Exhibit 1.28 hereto that broadcast television programs available to the public over-the-air and specifically excluding the NBC Station in the Dallas, Texas Market, provided that owned and operated local over-the-air television stations not listed on Exhibit 1.28 may be added to this Agreement only if such stations do not put DCCI in default of a third party agreement or otherwise expose DCCI to any third party liability.

                  1.29 "NBC-RELATED WEBSITE" means each website owned and/or operated by an NBC :Cue User, including without limitation, NBC.com, SNAP.com, CNBC.com, MSNBC.com and newschannel4.com, and all other NBC Controlled Linked Websites.

                  1.30 "NETWORK PRIME TIME" means 8:00 p.m. through 11:00 p.m. in the Eastern Time Zone, 7:00 p.m. through 10:00 p.m. in the Central and Mountain Time Zones, and 8:00 p.m. through 11:00 p.m. in the Pacific Time Zone.

                  1.31 "NON-NBC CONTROLLED LINKED WEBSITES" means Linked Websites that are owned and operated by Persons that are not Controlled by NBC.

                  1.32 "PERMITTED :CUES" means Content, Promotional and Commercial :Cues, in the quantities per time period specified in this Agreement.

                  1.33 "PERSON" means an individual or a corporation, partnership, limited liability company, joint venture, trust or any other entity or organization.

                  1.34 "PERSONAL DATA" means data relating to the personal identity of the party to whom the data relates, such as name, phone number, address or any similar information that could identify a party as a particular individual.


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                  1.35     "PROMOTIONAL :CUE" means a :Cue created by DCCI at
the request of NBC and run in (i) a spot promoting programming of an NBC :Cue User, (ii) in a corporate promotional spot for the NBC :Cue User itself or NBC-Related Website, or (iii) public service announcements and (iv) other promotional spots; and in all of the foregoing cases, where the Linked Website relates primarily to the subject matter of the promotion and (except as provided in Section 6.1(a)), where no payment or other consideration is received.

                  1.36 "QUARTER" means each three (3) month period during the Term that follows the 90th day of the commencement of the Term.

                  1.37 "STATION PRIME TIME" means 8:00 p.m. through 11:30 p.m. in the Eastern Time Zone, 7:00 p.m. through 10:30 p.m. in the Central and Mountain Time Zones, and 8:00 p.m. through 11:30 p.m. in the Pacific Time Zone.

                  1.39 "TERM" means the term of this Agreement which shall commence on the Launch Date and expire eighteen (18) months thereafter, unless otherwise terminated at an earlier date in accordance with this Agreement.

                  1.40 "TERRITORY" means the United States of America, provided that those areas of Canada and Mexico covered by any over-the-air broadcast signal transmitted from within the Territory via spillover from an NBC Station over-the-air broadcast will not be a violation of this Agreement; and Puerto Rico or any other area in the Caribbean where NBC has an owned and operated station or network affiliate.

2.       LICENSE GRANT.

                  2.1 CONDITION PRECEDENT. The validity of this Agreement, and the rights and obligations of the Parties, are conditioned upon NBC entering into an agreement with DCCI regarding warrants and registration rights (the "Registration Agreements"). If the Registration Agreement is not executed contemporaneously with this Agreement, both the Registration Agreements and this Agreement shall be deemed null and void AB INITIO and of no force or effect.

                  2.2 DCCI LICENSE TO NBC. Subject to the terms and conditions of this Agreement, DCCI hereby grants to NBC :Cue Users: (i) a non-transferable, non-exclusive limited license and right during the Term and in the Territory to use the :CRQ :Cue Technology, including the Encoding Hardware, :Cue Audio Component and :Cue Visual Service Mark, in order to effectuate the transmission of :Cues as contemplated herein, (ii) a non-transferable, non-exclusive limited license and right during the Term throughout the world to use the DCCI Icon on NBC-


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Related Websites and the DCCI Marks to advertise and promote the :CRQ :Cue
Technology.

                  2.3 NBC LICENSE TO DCCI. Subject to the terms and conditions of this Agreement, NBC hereby grants to DCCI a worldwide, royalty free, fully paid-up, non-exclusive, non-transferable license to use, reproduce and display the NBC Marks and NBC Links solely in connection with (i) DCCI's Virtual Network and the advertising and promotion thereof, (ii) the advertising and promotion of the :CRQ :Cue Technology, and (iii) other uses set forth in this Agreement, provided, that NBC shall have final right of approval over the use of the NBC Marks and NBC Links in connection with such use and such approval shall not be unreasonably withheld, delayed or conditioned it being understood that such approval shall be applied to DCCI no less favorably than to any other third party. NBC shall use commercially reasonable efforts to furnish DCCI with pre-approvals in connection with DCCI's use of the NBC Marks and NBC Links as soon as possible but in no event later than sixty (60) days before July 1, 2000. Without limitation of the foregoing, (a) NBC further authorizes DCCI to cause the DCCI Virtual Network to appear on and in connection with NBC Controlled Linked Websites, and warrants and represents that it has the right to do so; (b) NBC agrees that the NBC:Cue Users shall not direct :Cues to any Non-NBC Controlled Linked Websites unless (i) NBC first has delivered to the party or parties that own and control such Non-NBC Controlled Linked Website a standards and practices fact sheet, prepared by DCCI, describing such :Cues, that shall include the appearance of the DCCI Virtual Network on and in connection therewith, and given such party a reasonable opportunity to object; (ii) NBC has used reasonable commercial efforts to obtain an written explicit authorization from such party, for DCCI to cause the DCCI Virtual Network to appear on and in connection with such Non-NBC Controlled Linked Website; (c) both parties agree that to the extent that either party incurs any liability, cost or expense in connection with the appearance of the DCCI Virtual Network on and in connection with any Non-NBC Controlled Linked Website, both parties shall contribute to each other such that such liability, cost and expense is shared equally.

                  2.4 OWNERSHIP OF TRADEMARKS. Each Party agrees that the Marks of the other Party are and will remain the sole property of such other Party. Neither DCCI nor NBC shall do anything inconsistent with such ownership. All uses by one Party of the other Party's Marks, including all goodwill generated by the party using such Marks, shall accrue and inure to the benefit of and be on behalf of the owner of such Marks. DCCI and NBC each agree that it shall not (i) register or apply for registration of any element of the other Party's Marks, (ii) assert any adverse claim against the other Party based upon its use of the other Party's Marks and/or (iii) challenge or contest the validity or ownership by the other Party of its Marks. DCCI and NBC each reserve all rights to control the use of its respective Marks, and


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neither Party shall use, change, or modify the other Party's Marks in any manner without prior written authorization from the owner of such Marks. DCCI and NBC each shall (i) cause the appropriate designation-TM- or the registration symbol-Registered Trademark- to be placed adjacent to the other Party's Marks in connection with each use or display thereof and to indicate such additional information as the owner of the Marks shall reasonably specify from time to time concerning the use of its Marks, and (ii) comply with all applicable laws pertaining to trademarks in force. In the event that either DCCI or NBC reasonably determines that its Marks are being used by the other Party in a manner that is inconsistent with the owner's quality standards and reasonably demonstrates such inconsistency to the other Party, the other Party will within thirty (30) days thereafter cure such inconsistency or cease such use. Except as expressly granted in this Agreement, each Party shall have no other rights of any kind in the Marks of the other Party. Under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, a license to any of DCCI's or NBC's Intellectual Property other than the use of each Party's respective Marks in accordance with the terms of this Agreement. DCCI and NBC each acknowledge that the other's Marks are the sole property of such Party, and this Agreement only grants DCCI and NBC a limited right to use the Marks of the other Party under the terms and conditions of this Agreement.

                  2.5 OWNERSHIP OF :CUE TECHNOLOGY. The :CRQ :Cue Technology, Encoding Hardware, :Cue Visual Service Mark, :Cue Audio Component; :CRQ Software and all related Intellectual Property are the sole property of DCCI. NBC shall not make any other use whatsoever of DCCI's technology, Intellectual Property or other proprietary information or materials. Without limiting the foregoing, NBC shall not (i) reverse assemble, reverse compile, reverse engineer, or disassemble DCCI's hardware, software or other Intellectual Property; (ii) rent, lease, modify, merge, create derivative works from, incorporate within any other software, copy or transfer copies of the DCCI's hardware, software or other Intellectual Property; or (iii) license or sublicense DCCI's hardware, software or other Intellectual Property, in whole or in part, to any third party unless specifically authorized in this Agreement. The foregoing notwithstanding, DCCI shall have no right, title or interest in the NBC Marks, NBC Links, content owned by NBC or content contained on the NBC-Related Websites or other Linked Websites.

                  2.6 LIMITATIONS ON NBC LICENSE. For Commercial :Cues, each NBC Network and NBC Cable Network is permitted to run two (2) Commercial :Cues per half-hour of each of their respective of programming, and each NBC Station is permitted to run ten (10) Commercial :Cues per day. There is no limitation on the number of Promotional :Cues and Content :Cues that NBC :Cue Users can run during the Term in their programs, provided that NBC shall generally choose its


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level of promotion and content usage such that on-line consumer response does not exceed the on-line infrastructure capacities of the respective NBC division or NBC-Related Website. There shall be no cross-collateralization (i.e., deferring, crediting, etc.) between or among NBC :Cue Users and/or between or among kinds and number of :Cues, programming half-hours or days, as applicable. Subject to the foregoing limitations, (i) the NBC :Cue Users owned or controlled by NBC shall use reasonable efforts to promote the :CRQ :Cue Technology and use Content :Cues and Promotional :Cues, and (ii) NBC shall use commercially reasonable efforts to encourage the other NBC :Cue Users to promote the :CRQ :Cue Technology and use Content :Cues and Promotional :Cues.

                  2.7 RESERVATION OF RIGHTS; NO OTHER LICENSES. All rights not expressly granted herein are reserved to the owner, and except for the licenses expressly provided herein, no licenses are granted by any party, either expressly, by implication or estoppel, to any Intellectual Property, technology, or proprietary information or materials. Except as provided for herein, each Party shall make no other use whatsoever of the other Party's Intellectual Property, technology, or proprietary information or materials.

3.       EXCLUSIVITY.

                  3.1      DCCI'S EXCLUSIVITY.

                           (a) For twenty  four (24)  months  from the
Effective Date of this Agreement, NBC, NBC :Cue Users and their Affiliates shall not use any technology that is similar to any patented (or patent pending) technology of DCCI (including, without limitation, any technology that uses a sound file to launch websites, web-based information or data files or that could confuse the public that the technologies are related, similar or from the same source) ("SIMILAR TECHNOLOGY"). The foregoing exclusivity provision shall cover only technologies for which DCCI has obtained United States patent protection (or for which a patent is pending) and which is not subsequently found invalid or unenforceable by a court or administrative agency. Notwithstanding the foregoing, NBC shall not be precluded from engaging in business relationships with other interactive television platform providers, as long as such activity does not involve using Similar Technology. Further, the foregoing exclusivity provision shall not be construed to prevent NBC from broadcasting or otherwise exhibiting advertisements into which an advertiser may have incorporated technology, whether produced or developed by the advertiser or a third party, which DCCI may deem to be similar to the :CRQ :Cue Technology.

                           (b) To promote its exclusive (as provided in this
Agreement) use of the :CRQ :Cue Technology, NBC shall place the DCCI Icon and mutually


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approved explanatory text on the NBC Controlled Linked Websites , and shall use commercially reasonable efforts to have such DCCI Icon and mutually approved explanatory text placed on the Non-NBC Controlled Linked Websites. The DCCI Icon, when activated, will allow a user to download the :CRQ Software to such user's personal computer. NBC shall place the DCCI Icon on pages not more than one click away from the home pages of CNBC.com and all websites for NBC Stations. NBC shall use commercially reasonable efforts to arrange for the DCCI Icon to be placed on pages not more than one click away from the home pages of all other NBC-Related Websites; provided, that if any such other NBC-Related Websites declines to place the DCCI Icon not more than one click away from its home page, then such other NBC-Related Website shall not be entitled to place the DCCI Icon on its site, unless DCCI authorizes placement of the DCCI Icon thereon.

                  3.2      NBC'S EXCLUSIVITY.

                           (a)      EXCLUSIVITY WITH RESPECT TO USE OF :CUES.
During the Term of this Agreement, NBC Stations shall have the exclusive right to use of the :CRQ :Cue Technology in local programs in the respective NBC Stations' Markets as against (i) the CBS and ABC television networks solely with respect to advertisements and promotional spots (including corporate promotional spots for such networks and public service announcements, but explicitly excluding any content-related material) inserted by such networks into local programming, and (ii) the owned and operated stations and network affiliated stations of CBS Corp. ("CBS"), or ABC, Inc. ("ABC") in the United States of America, except for the Dallas, Texas Market where DCCI has previously granted Belo Enterprises, Inc. ("BELO") the exclusive right to run :Cues in television programming in the Dallas, Texas Market and in which Dallas Market NBC Stations may not exploit the rights granted to other NBC Stations hereunder. If, by June 1, 2000, NBC commits in a written notice received by DCCI to running at least two (2) Content :Cues on the NBC Network during Network Prime Time hours per day during NBC's television coverage of the 2000 Olympics ("OLYMPICS COMMITMENT"), NBC will receive additional exclusivity rights against CBS, ABC, Fox Broadcasting Network ("FOX") in the United States of America through December 31, 2000, and DCCI shall not license or allow CBS, ABC, Fox Networks to telecast: Cues through December 31, 2000. NBC shall have the non-exclusive right to use of the :CRQ :Cue Technology in local programs in the Caribbean area and in Puerto Rico on its owned and operated stations. At such time as DCCI desires to make available a Pan-European or Pan-Asian license to a third party during the Term, DCCI shall grant NBC a thirty (30) day right of first negotiation for such licenses.

                           (b)      EXCLUSIVITY ON DCCI'S VIRTUAL NETWORK.



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                                    (i)  During the Term and subject to the
terms of this Agreement, NBC shall have the exclusive right to occupy three
(3) sections of the Category Tab Bar (as defined in Section 1.16 above) entitled "Search," "Business" and "News". For the avoidance of doubt, NBC shall have exclusivity during the Term with respect to the categories of Search, Business and News on the Category Tab Bar. By way of example only, DCCI could not during the Term include on the Category Tab Bar another tab entitled "CNN" or "Yahoo" without NBC's approval. In connection NBC's presence on the Category Tab Bar, DCCI shall place NBC Marks in sections of the Category Tab Bar consistent with other tabs on Category Tab Bar). If DCCI needs to alter the NBC Marks to place them in the Category Tab Bar, DCCI shall obtain pre-approval from NBC. DCCI shall not discriminate against NBC in terms of the size and placement of any section of the Category Tab Bar that NBC is entitled to occupy.

                                    (ii) If NBC makes the Olympics Commitment
or if General Electric Corp. or an Affiliate enters into a meaningful written agreement with DCCI for a commercial application of the :CRQ :Cue Technology, NBC shall have the right to have an NBC Link and/or NBC Mark as specified by NBC and reasonably approved by DCCI continuously reside, on a non-exclusive basis, during the Term on the Virtual Network on the Third Party Banner Bar (as defined in Section 1.16 above). DCCI shall place the NBC Link on the Virtual Network in the format provided by NBC as approved by DCCI (such approval not to be unreasonably withheld or delayed). If DCCI needs to alter the NBC Link to place it on the Virtual Network, DCCI shall obtain pre-approval from NBC. NBC shall have the option of being adjacent to, and to the right of, Radio Shack/Tandy on the Virtual Network and shall be accorded a link no less favorable with respect to size and prominence as those accorded to third parties with permanent "Bugs" (i.e. permanent hyper-linked icons) on the Virtual Network.

                                    (iii) Other than as set forth in this
Agreement, DCCI shall have exclusive control of the look-and-feel and content of the Virtual Network.

                           (c) EXCLUSIVITY WITH RESPECT TO NEWSPAPER
PUBLISHERS. During the Term and subject to the terms of this Agreement, DCCI shall consult with NBC before DCCI enters into any exclusive agreement with any newspaper in any of the Market areas of NBC Stations for such newspaper's exclusive use of any DCCI technology related to the :Cat Scanner.


4.       DATA RIGHTS.

                  4.1 DATA OWNERSHIP. All :CRQ Software/NBC User Data, including personal, demographic data and aggregated data, will be jointly owned by DCCI and NBC. To the extent any right, title or interest in or to any such user data vests, by operation of law or otherwise, in either Party, such Party shall, and hereby does, irrevocably assign to the other Party a one-half, undivided interest in and to any and all such right, title and interest therein. NBC shall comply with DCCI's privacy policies; provided, that DCCI shall not make any changes to such privacy policies in bad faith in order to defeat NBC's rights to data under this Agreement. All other data, including without limitation :Cue/NBC User Data, shall be owned exclusively by DCCI.

                  4.2 ACCESS TO :CRQ SOFTWARE/NBC USER DATA. During the Term, DCCI shall provide NBC with copies of all of the :CRQ Software/NBC User Data on a monthly basis via the delivery method and in the format generally used by DCCI to provide data and information to its other partners. The Parties shall work together to ensure that NBC is able to access and interpret such data in a cost effective manner.

                  4.3 ACCESS TO :CUE/NBC USER DATA. If at any time during the Term DCCI sells, barters or otherwise shares Personal Data regarding any registered users of the :CRQ Software with any third party (other than (a) with a third party acting on DCCI's behalf that does not sell, barter or otherwise share such Personal Data with third parties, (b) de minimis non-commercial disclosures on isolated occasions, and (c) confidentially as required by any court or other governmental authority or as otherwise required by law), then DCCI shall immediately take all steps reasonably necessary (i) to provide NBC with copies of all of the :Cue/NBC User Data previously collected by DCCI during the Term, and (ii) provide NBC with copies of all of the :Cue/NBC User Data collected thereafter during the Term, with such data to be provided to NBC via the delivery method and in the format generally used by DCCI to provide data and information to its other partners. The Parties shall work together to ensure that NBC is able to access and interpret such data in a cost effective manner.

                  4.4 ACCESS TO AGGREGATED DATA. Without limiting the foregoing, DCCI shall provide NBC with copies of all aggregated data (but not any Personal Data associated therewith) collected by DCCI during the Term with respect to all registered users of the :CRQ Software who have received a :Cue from NBC :Cue Users during the Term, including without limitation the number of registered users, demographic data with respect to such users, source of the :CRQ Software, and breakdown of the number of Content :Cues, Promotional :Cues and Commercial :Cues delivered, with such data to be provided to NBC via the delivery method and in the format generally used by DCCI to provide data and information to its other partners; provided, that the amount and quality of such aggregated data provided to

NBC shall be no less than that provided to any other partner of DCCI. The Parties shall work together to ensure that NBC is able to access and interpret such data in a cost effective manner.

5.       SERVICE AND PERFORMANCE COVENANTS.

                  5.1 DCCI. DCCI shall provide the services in this Agreement and any exhibits thereto in accordance with the DCCI Service Levels attached as Exhibit 5.1 hereto, which is incorporated herein by reference; provided, that if at any time DCCI provides more favorable service level guarantees to any other user of the :CRQ :Cue Technology, then the NBC :Cue Users shall automatically and without any further action be granted the benefit of such more favorable service levels, and Exhibit 5.1 shall be deemed replaced by such more favorable service levels. Without limitation to any other service covenants in this Agreement, each of the Parties represents and warrants that it will take commercially reasonable measures during the Term to provide secure and reliable operation of the services provided by that Party under this Agreement to the extent under that Party's control and consistent with industry customs and standards.

                  5.2 DCCI'S VIRTUAL NETWORK. Subject to the terms of this Agreement, DCCI shall place NBC Marks and/or NBC Links on the Third Party Banner Bar and in sections of the Category Tabs Bar in the format provided by NBC as approved by DCCI (such approval not to be unreasonably withheld or delayed). If DCCI needs to alter the NBC Marks and NBC Links to place them on DCCI's Virtual Network, DCCI shall obtain pre-approval from NBC, not to be unreasonably withheld. DCCI shall not discriminate against NBC in terms of the size of, placement of or other parameter relating to any NBC Mark and NBC link that NBC is entitled to place on DCCI's Virtual Network.

6.       LICENSE FEE

                  6.1 FEES. In consideration for DCCI's licenses hereunder, NBC shall pay DCCI (provided DCCI shall bill and accept payment by the applicable NBC :Cue User if such NBC :Cue User has agreed in writing to make all required payments to DCCI in accordance with the terms of this Agreement, failing which agreement NBC will be responsible for all such payments) the license fees set out below for each Commercial :Cue telecast after the 90th day of the Term.

                           (a) CONTENT AND PROMOTIONAL  :CUES.  The NBC :Cue
Users shall be permitted to run Content and Promotional :Cues free of charge. The Parties shall negotiate in good faith regarding an arrangement pursuant to which the NBC

:Cue Users would be entitled to use Content :Cues and/or Promotional :Cues in order to link viewers directly or indirectly to one or more Linked Websites that are controlled by one or more third parties, and pursuant to which such NBC :Cue Users would be entitled to receive compensation; provided, that if such agreement is reached between NBC and DCCI, any net revenues actually received by the NBC :Cue Users in connection therewith would be split eighty percent (80%) to the applicable NBC :Cue User and twenty percent (20%) to DCCI, with the more specific terms of such arrangement to be mutually agreed; and failing such agreement, Content and Promotional :Cues must run free of charge.

                           (b) COMMERCIAL :CUES FOR NBC NETWORK. NBC Network
shall pay: (i) $2,000 per Commercial :Cue telecast in all news and sports programs, regardless of the time such programs are run, and in all entertainment programs run during Network Prime Time hours, and (ii) $1,000 per Commercial :Cue for all other Commercial :Cues; provided, however, that NBC is permitted to run a reasonable number of Commercial :Cues (to be mutually agreed upon between the Parties in writing) during NBC's television coverage of the 2000 Olympics free of charge.

                           (c) COMMERCIAL :CUES FOR NBC CABLE NETWORKS. Each
NBC Cable Network that telecasts a Commercial :Cue shall pay: (i) $500 per Commercial :Cue telecast during Cable Prime Time hours, and (ii) for all other Commercial :Cues, $250 per Commercial :Cue telecast.

                           (d) COMMERCIAL :CUES FOR NBC STATIONS. Each NBC
Station that telecasts Commercial :Cues shall pay: (i) a Prime Time Fee, which is listed in the chart below by Market, per Commercial :Cue telecast during Station Prime Time hours, and (ii) for all other Commercial :Cues, a Non-Prime Time Fee, which is in the chart below by Market, per Commercial :Cue telecast:

                                     Prime Time               Non-Prime Time
      Market                         Fee                      Fee
      ------                         ---                      ---

      New York, NY                   500                      250
      Los Angeles, CA                500                      250
      Chicago, IL                    400                      200
      Philadelphia, PA               400                      200
      Washington, D.C.               350                      175
      Miami, FL                      350                      175
      San Diego, CA                  200                      100
      Hartford, CT                   200                      100
      Raleigh, NC                    100                      50

      Columbus, OH                   100                      50
      Birmingham, AL                 100                      50
      Providence, RI                 100                      50
      Dallas, TX                     Excluded                 Excluded

The foregoing rates are payable for Commercial :Cues in thirty (30) second commercial spots. The fees for :Cues in commercial spots of greater or lesser duration shall be adjusted up or down on a pro-rata basis based on the actual length of the spot.

                           (e) COMMERCIAL :CUES DIRECTED TO SPECIFIC
DEMOGRAPHICS. If, during the Term, DCCI develops and commercially deploys the ability to direct viewers to a specific Linked Website tailored to such viewer based on his/her demographic profile, then DCCI shall make such technology available to the NBC :Cue Users. The premium over the standard fees payable by the NBC :Cue Users to DCCI for such targeting technology shall be mutually agreed upon by the Parties, but shall not exceed 50% of the fees set forth above.

                  6.2 PAYMENT OF FEES. Within forty five (45) days after the end of each Quarter, NBC shall furnish and/or cause each NBC :Cue User to furnish DCCI a :Cue Report and pay the fees due under Section 6.1 above for the prior Quarter.

                  6.3      MOST FAVORED NATIONS STATUS.

                           (a)      The fees charged by DCCI to the NBC
Network shall at no time be higher than the fees charged to any other U.S. over-the-air national television network.

                           (b)      The fees charged by DCCI to NBC Stations
shall at no time be higher than the fees charged to Fox affiliates, if any, in the same Market as the applicable NBC Station.

                           (c)      The fees charged by DCCI to NBC Cable
Networks shall at no time be higher than the fees charged to any comparable cable networks, set forth on the list attached hereto as Exhibit 6.3.

                  6.4 TAXES. Each Party shall be responsible for any and all taxes, if any, incurred in connection with this Agreement.

7.       AUDIT RIGHTS.

                  7.1 AUDIT. Upon thirty (30) business days' notice, each Party may inspect, or have a mutually agreeable independent auditor inspect, the books and records of the other Party to verify compliance with the terms and conditions of this Agreement. Any such audit shall be conducted at the audited Party's relevant facilities during normal business hours. Each Party may invoke its audit rights under this Section 7.1 once every year during the Term of this Agreement and for one (1) year thereafter. The auditing Party shall conduct, or cause to be conducted, such audit at its own expense, except that the auditing Party shall be entitled to reimbursement of its auditing expenses by the auditing Party in the event that such audit reveals that the audited Party has overcharged the other Party for an amount fairly valued at an amount greater than five percent (5%) of the proper amount, or properly valued amount, for the audited time period. Each Party shall only have access to those records necessary to verify the fees and data required to be paid and tracked, respectively, under this Agreement. Each party must use a Certified Public Account to conduct an audit under this Section 7.

                  7.2 RECORDS. Each Party shall maintain complete and accurate records in accordance with sound accounting or other customary practices to substantiate fees or charges and will preserve such records for a period of at least one (1) year after the Term of this Agreement.

8.       TERMINATION.

                  8.1 TERMINATION BY EITHER PARTY. Before the end of the Term, either DCCI or NBC may terminate this Agreement (except for those terms that survive termination): (i) upon thirty (30) days written notice to the other Party, if such other Party has defaulted in the performance of any material provision of this Agreement (timely accounting and payment as provided herein being material) and fails to cure such default prior to expiration of thirty (30) days after such notice; or (ii) upon written notice to the other Party upon: (a) the institution by or against such other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party's debts, (b) such other Party's making an assignment for the benefit of creditors, or (c) upon such other Party's dissolution or ceasing to do business.

                  8.2 TERMINATION BY NBC. Upon any Change of Control of DCCI other than with respect to its Initial Public Offering, NBC may terminate this Agreement upon thirty (30) days prior written notice to DCCI. For the purposes of this Section 8.2, "Change of Control" means the occurrence of any of the following events with respect to DCCI at any time during the Term: (a) any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended) that is an NBC Competitor shall have become the beneficial owner of securities representing more than fifty percent (50%) of the aggregate voting power of the then outstanding securities of DCCI; (b) any merger, consolidation or other transaction between DCCI and a Person that is an NBC Competitor immediately following which the holders of common equity securities of DCCI immediately prior to such transaction do not own more than fifty percent (50%) of the common equity securities of the surviving entity; or (c) the sale of all or substantially all of the assets of DCCI to an NBC Competitor. "NBC Competitor" means ABC, CBS, Fox, Warner Brothers network ("WB"), United Paramount Network, ("UPN"), America Online, Inc. ("AOL"), Yahoo! Inc., Excite@Home, Lycos, Inc. and any Affiliate of any of the aforementioned companies.

                  8.3 EFFECT OF TERMINATION. Notwithstanding anything stated herein, if this Agreement is terminated for any reason by either DCCI or NBC, all rights and licenses granted pursuant to this Agreement shall immediately revert and be fully vested in the grantor. In such event, each Party shall promptly return to the other Party all Intellectual Property, software and related documentation, hardware, or other goods provided by such Party hereunder, unless otherwise agreed. In addition, NBC shall have forty five (45) days to submit or cause the NBC :Cue Users to submit a :Cue Report and to pay any fees or cause NBC :Cue Users to pay any fees due to DCCI pursuant to Section 6 herein. Following termination, DCCI shall have the option of terminating existing links to NBC-Related Websites or Linked Websites effected through :Cues created during the Term and/or inserting a message to be displayed to users attempting to activate a :Cue created during the Term notifying them that the :Cue is no longer available.

9.       REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF DCCI. DCCI hereby represents and warrants to NBC, and covenants and agrees with NBC that: (a) it has the right, power and authority to enter into this Agreement and perform its obligations as set forth herein; (b) it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would interfere or conflict with its obligations under this Agreement;
(c) it is either the owner of the :CRQ :Cue Technology or it has the right to license to NBC the right to use such :CRQ :Cue Technology as licensed herein; and (d) DCCI has not knowingly attached or authorized the attachment of any virus, worm, Trojan horse or similar instrumentality to the :CRQ :Cue Technology.

                  9.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF NBC. NBC hereby represents and warrants to DCCI, and covenants and agrees with DCCI that: (a) it has the right, power and authority to enter into this Agreement and perform its obligations as set forth herein; (b) it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would interfere or conflict with its obligations under this Agreement; (c) it will furnish DCCI with accurate, up-to-date URL addresses of Linked Websites; (d) NBC Controlled Linked Websites will not contain any content that is obscene, indecent, libelous or slanderous, or which infringes on the rights of third parties or which is in violation of any laws or statutes; (e) NBC has, or will obtain on or prior to the time a particular :Cue is telecast, the right to authorize DCCI to effect links to the NBC-Related Websites, and to have the Virtual Network appear on and in connection with NBC-Related Websites, (f) when arranging to effect links to Non-NBC Controlled Linked Websites, it will provide the owners and/or operators of such Linked Websites with a notice prepared by DCCI and made available to the NBC :Cue Users which shall contain DCCI's standard terms with respect to :Cues, and (g) NBC or its Affiliates have not knowingly attached or authorized the attachment of any virus, worm, Trojan horse or similar instrumentality to any content or software on the NBC-Related Websites.

                  9.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.      INDEMNIFICATION.

                  10.1     INFRINGEMENT INDEMNIFICATION.

DCCI shall indemnify, defend and hold harmless NBC, the NBC :Cue Users, their Affiliates and their respective officers, shareholders, agents, directors, members, employees and agents (the "RELATED INDEMNIFIED PARTIES"), from and against any and all losses, claims, liabilities, damages, costs and expenses (including, without limitation, reasonable outside attorneys' fees) arising out of or incurred by any NBC Party as a result of any actual or threatened third party (i.e., not an Affiliate, for the purposes of this Section 10) claim, action, investigation, proceeding or suit (each, a "CLAIM") alleging that the licensing, use, reproduction, display, publishing, distribution or other exploitation of the :CRQ :Cue Technology by any of the NBC Parties in accordance with the rights granted hereunder constitutes an infringement, dilution or unauthorized use of any patent, copyright, trademark, trade secret, proprietary information, right of privacy or any other proprietary right of any third party (collectively, an "INFRINGEMENT"). NBC similarly shall indemnify, defend and hold harmless DCCI and its Related Indemnified Parties from and against any and all Claims alleging that the licensing, use, reproduction, display, publishing distribution and other exploitation of content and/or software contained on all NBC Controlled Linked Websites, and/or in the programming of any NBC:Cue User, constitutes an Infringement, or that NBC's authorization of any such link was not permitted. To the extent that NBC obtains an indemnity from parties who own or control any and all Non-NBC Controlled Linked Websites to indemnify, defend and hold harmless NBC and/or its Related Indemnified Parties from and against Claims alleging that the licensing, use, reproduction, display, publishing distribution and other exploitation of content and/or software contained on such Non-NBC Controlled Linked Websites, constitutes an Infringement, NBC shall indemnify, defend and hold harmless DCCI and its Related Indemnified Parties from such Claims to the same extent.

                           (a)      In the event some or all of the :CRQ :Cue
Technology is held by a court of competent jurisdiction to infringe a third party proprietary right, an injunction is obtained against use of any material portion of the :CRQ :Cue Technology, then DCCI shall promptly, at its option and expense, either: (i) procure for NBC the right to continue to use the infringing :CRQ :Cue Technology as set forth in this Agreement, (ii) replace or modify the infringing :CRQ :Cue Technology to make its use non-infringing while being capable of performing essentially the same functions, or (iii) if, using its best efforts, DCCI is unable to do either of the aforementioned options, then DCCI may require NBC to return the infringing material and shall refund to NBC any fees paid to DCCI under this Agreement and have the option of terminating this Agreement. The foregoing shall be NBC's sole remedy in the event the :CRQ :Cue Technology is found to be infringing.

                  10.2 CROSS INDEMNITY. Each Party (the "INDEMNIFYING PARTY") shall indemnify and hold harmless the other Party, and their respective officers, directors, members, employees and agents (the "INDEMNIFIED PARTY") from and against any and all Claims instituted by third parties, as well as any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) arising out of or accruing from: (a) any misrepresentation or breach of the Indemnifying Party's representations and warranties set forth in this Agreement; and (b) any noncompliance by the Indemnifying Party with any covenants, agreements or undertakings of such party contained in or made pursuant to this Agreement.

                  10.3 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY, NOR THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AFFILIATES, AGENTS OR SUPPLIERS, SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES ARISING FROM OR RELATED TO THIS

AGREEMENT, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY), AND IRRESPECTIVE OF WHETHER THE PARTY HAS ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. UNDER NO CIRCUMSTANCES SHALL NBC BE ENTITLED TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER EQUITABLE REMEDY ARISING OUT OF, OR RELATED TO THE SUBJECT MATTER OF, THIS AGREEMENT AND NBC WAIVES ALL RIGHTS THERETO.

11.      CONFIDENTIALITY.

                  11.1 GENERAL. Confidential Information is all information disclosed in connection with this Agreement which when provided hereunder is designated in writing or by other reasonable means as confidential, including, without limitation, all technical data, trade secrets, plans for products or services, customer data or lists, marketing plans, financial documents or data, processes and designs ("CONFIDENTIAL INFORMATION"). During the Term and for a period of three (3) years thereafter, each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except as set forth herein, and shall not disclose such Confidential Information to any third party. Without limiting the foregoing, each of the Parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care. Each Party shall promptly notify the other Party of any actual or suspected misuse or unauthorized disclosure of the other Party's Confidential Information. Upon expiration or termination of this Agreement, each Party shall return all Confidential Information received from the other Party. Any breach of the restrictions contained in this Section 11 is a breach of this Agreement that may cause irreparable harm to the nonbreaching Party. Any such breach shall entitle the nonbreaching Party to injunctive relief in addition to all legal remedies.

                  11.2 EXCLUSIONS. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party, (ii) was known to the receiving party through legal means and without restriction, at the time of disclosure, (iii) is disclosed with the prior written approval of the disclosing Party, (iv) was independently developed by the receiving Party without any use of the Confidential Information, as reasonably demonstrated by the receiving Party, (v) becomes known to the receiving Party, without restriction, from a source other than the disclosing Party without breach of this Agreement by the receiving Party and otherwise not in violation of the disclosing Party's rights, (vi) is disclosed generally to third parties by the disclosing Party without restrictions similar to those contained in this Agreement, or (vii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiving Party shall provide prompt notice thereof to the disclosing party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure. Each Party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, that each Party may disclose the terms and conditions of this Agreement (a) as required by any court or other governmental body, (b) as otherwise required by law, (c) to legal counsel of the parties, (d) in confidence, to accountants, banks and financing sources and their respective advisors, (e) if necessary in connection with the enforcement of this Agreement or rights under this Agreement, or (f) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction.

12.      ADDITIONAL OPPORTUNITIES.

                  12.1 GENERAL ELECTRIC OPPORTUNITIES. To the extent feasible, the parties will use good faith efforts to identify other opportunities for DCCI's :CRQ :Cue Technology to be used within General Electric Co. prior to DCCI's Initial Public Offering of Stock.

                  12.2 NETTALK LIVE. To the extent it is feasible during the Term of the Agreement, the Parties will use reasonable efforts to identify program distribution opportunities with NBC :Cue Users and NBC Affiliates for DCCI's television program entitled "NetTalk Live," provided, however, that each NBC :Cue User and Affiliate retains the right to solely select what programs it runs.

13.      MISCELLANEOUS.

                  13.1 BINDING NATURE AND ASSIGNMENT. This Agreement shall be binding on the Parties hereto and their respective successors and assigns. The Parties may not assign this Agreement without the prior written consent of the other Party.

                  13.2 COMPLIANCE WITH LAW. Each Party shall comply with all applicable laws, codes, ordinances, rules and regulations of the federal, state and local governments, and of any and all political subdivisions and regulatory authorities thereof. Each Party shall obtain all necessary permits and licenses required in connection with the performance of it obligations hereunder.

                  13.3 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the Party to be notified at such Party's address or facsimile number as set forth below:

                  IF TO DCCI:
                  DigitalConvergence.:com, Inc.
                  630 Fifth Avenue, 6th Floor
                  New York, NY 10011
                  Attn: Mr. John Huncke
                  Facsimile: (212) 218-5277
                  E-mail: jhuncke@digitalconvergence.com
                          ------------------------------

                  With a courtesy copy to:
                  Franklin, Weinrib, Rudell & Vassallo, P.C.
                  488 Madison Avenue
                  New York, NY 10022
                  Attn: Michael I. Rudell, Esq.
                  Facsimile: (212) 308-0642

                  IF TO NBC:
                  National Broadcasting Company, Inc.
                  30 Rockefeller Plaza
                  New York, New York  10112
                  Attn:  Mr. Brandon Burgess
                  Facsimile: (212) 664-7070

                  With a courtesy copy to:
                  National Broadcasting Company, Inc.
                  30 Rockefeller Plaza
                  New York, New York  10112
                  Attn:  Jonathan Bokor, Esq.
                  Facsimile: (212) 977-7165

                  Either Party hereto may from time to time change its address for notification purposes by giving the other prior written notice of the new address and the date upon which it will become effective.

                  13.4 HEADINGS. The article and section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

                  13.5 RELATIONSHIP OF PARTIES. The relationship between the Parties is that of independent contractors and each Party assumes full responsibility for each of its employees and shall be solely responsible for the payment of compensation to its personnel. This Agreement does not render either Party as the agent or legal representative of the other and does not create a partnership or joint venture between them.

                  13.6 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then, each provision not so affected shall be enforced to the extent permitted by law.

                  13.7 PRESS RELEASES. Except to the extent required by applicable law or as otherwise specified herein, any use by one Party of the other Party's name, trademarks or service marks in any press releases, customer lists, marketing materials or other announcements concerning the matters covered by this Agreement, or for promotional, advertising or other purposes, shall require the other Party's prior written approval.

                  13.8 WAIVERS. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

                  13.9 FORCE MAJEURE. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, acts of God, severe weather conditions, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency, or any other act or condition beyond the


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

reasonable control of the parties hereto, the party whose performance is so affected shall be excused from such performance; provided, that if either party invokes this Section for any consecutive period of thirty (30) days or longer (or sixty (60) days or longer in any one year period), then the other party may immediately terminate this Agreement without penalty, upon written notice to such invoking party.

                  13.10 SURVIVAL OF TERMS. Termination or expiration of this Agreement for any reason shall not terminate any rights, liabilities or obligations that have either accrued prior to the effective date of termination of this Agreement or the representations and warranties, indemnification provision, limitations of liability or warranty disclaimers, or any other provisions which the parties have expressly agreed shall survive any such termination or expiration.

                  13.11 ENTIRE AGREEMENT. This Agreement and each Exhibit attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no written or oral representations, understandings or agreements relative hereto which are not fully expressed herein. This Agreement and such Exhibits are intended to be the sole and exclusive statement of the agreement between the parties hereto with respect to the subject matter hereof and any other terms or conditions included in any forms utilized or exchanged by the parties hereto shall be of no force or effect and shall not be incorporated herein or be binding unless expressly agreed to in writing by both parties hereto. No change, amendment, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, amendment, waiver or discharge is sought to be enforced.

                  13.12 GOVERNING LAW; JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the Parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts of New York County, New York.

                  13.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Fax signatures shall be deemed as valid as original signatures.


                    [Signatures appear on the following page]



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



         IN WITNESS WHEREOF, DCCI and NBC have each caused this Licensing Agreement to be executed and delivered by its duly authorized officer, to be effective as of the Effective Date.

DIGITAL                          NATIONAL BROADCASTING
CONVERGENCE.:COM, INC.           COMPANY, INC.

 /s/ J. Jovan Philyaw             /s/ Mark Begor
-----------------------------    -----------------------------
Signature                        Signature

J. Jovan Philyaw                 Mark Begor
-----------------------------    -----------------------------
Printed Name                     Printed Name

C.E.O.
-----------------------------    -----------------------------
Title                            Title




















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